Xtant™ Medical Reports First Quarter Revenue of $22.1 million, 5% Growth Compared to the Prior Year Period

First Quarter 2017 Highlights:

•	Consolidated total revenue increased 5.3% to $22.1 million compared to first quarter 2016 revenue of $21.0 million
•	Consolidated gross profit increased 10.1% to $15.5 million compared to first quarter 2016 gross profit of $14.1 million
•	Consolidated gross margins improved to 70.3%, compared to 67.2% reported in the first quarter of 2016
•	The Company reported an EBITDA gain of approximately $577,000 for the first quarter of 2017

BELGRADE, Mont., May 9, 2017 (GLOBE NEWSWIRE) -- Xtant™ Medical Holdings, Inc. (NYSE MKT: XTNT), a leader in the development of regenerative medicine products and medical devices, today reported its financial results for the quarter ended March 31st, 2017. The Company reported first quarter 2017 revenue of approximately $22.1 million and an EBITDA gain of approximately $577,000 for the period.

Revenue

Consolidated first quarter 2017 revenue was approximately $22.1 million, an increase of 5.3% compared to revenue of approximately $21.0 million for the same period of 2016. The increase in revenue was primarily driven by the continuing increase the Company’s revenue from biologics product lines.

Gross Profit

Consolidated gross profit for the first quarter of 2017 was $15.5 million or 70.3% of revenues, compared to gross profit of $14.1 million or 67.2% of revenues for the first quarter of 2016. The increase in gross margin was primarily due to product mix and the continued focus on improved operating efficiency.

Sales and Marketing Expenses

Consolidated first quarter 2017 sales and marketing expenses increased to $11.0 million, compared to sales and marketing expenses of $10.5 million during the same period in 2016. For the quarter, sales and marketing as a percentage of revenues decreased slightly to 49.8%, compared to 50.1% in the first quarter of 2016.

General and Administrative Expenses

In the first quarter of 2017, consolidated general and administrative expenses increased to $4.1 million, compared to general and administrative expenses of $3.5 million for the same period last year. As a percentage of revenues, general and administrative expenses were 18.7% during the period, compared to 16.6% for the same period of 2016.

Net Income / Loss

First quarter 2017 consolidated net loss narrowed to ($5.2) million, compared to net loss of ($5.6) million during the year-ago period. First quarter 2016 consolidated loss per share was $0.29, compared to a loss per share of $0.47 in the first quarter of 2016.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income/loss from operations before depreciation, amortization, impairment charges, non-recurring expenses and non-cash stock-based compensation. Consolidated EBITDA for the first quarter of 2017 was a gain of approximately $577,000 compared to a loss of ($145,000) for the same period during 2016.

Calculation of Consolidated EBITDA for the Three Months Ended March 31, 20017 and 2016 (Unaudited)

	For the three months ended March 31,
	2017	2016
Net Loss	(5,166,929)	(5,596,072)

Tax (Benefit) Provision	0	0

Other (Income) Expense	(12,344)	425,000

Change in Warrant Derivative Liability	(170,031)	(18,690)

Interest Expense	3,400,389	2,827,174

Separation Related Expenses	224,372	0

Acquisition and Integration Related Expenses	0	301,773

Non-cash Compensation	230,424	136,079

Depreciation & Amortization	2,071,337	1,779,987

EBITDA Gain (Loss)	577,218	(144,749)

Financial Liquidity

Cash on hand as of March 31, 2017, was $2.5 million, as compared to $2.6 million as of December 31, 2016. Net working capital as of March 31, 2017 remained flat at $17.9 million, as compared to $17.9 million as of December 31, 2016.

Outlook for Full Year 2017

As a result of the Company’s ongoing review of its capital structure, the Company has made a decision to withdraw its previously provided 2017 financial guidance. The company will provide an update to shareholders once the review and related discussions have been finalized.

Conference Call to be Held May 10, 2017

An accompanying listen-only conference call will be hosted by Carl O’Connell, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss the results. The call will be held at 10:00 AM ET, on May 10, 2017. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: May 10, 2017, 10:00 AM ET

Conference dial-in: 877-269-7756

International dial-in: 201-689-7817

Conference Call Name: Xtant Medical’s First Quarter 2017 Results Call

Webcast Registration: Click Here

Following the live call, a replay will be available on the Company’s website, www.xtantmedical.com, under “Investor Info.”

About Xtant™ Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (NYSE MKT: XTNT) develops, manufactures and markets class-leading regenerative medicine products and medical devices for domestic and international markets. Xtant products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “continue,” “efforts,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “strategy,” “will,” “goal,” “target,” “prospects,” “potential,” “optimistic,” “confident,” “likely,” “probable” or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to comply with covenants in the Company’s senior credit facility and to make deferred interest payments; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE MKT; the ability to obtain financing on reasonable terms; the ability to increase revenue; the ability to continue as a going concern; the ability to maintain sufficient liquidity to fund operations; the ability to achieve expected results; the ability to remain competitive; government regulations; the ability to innovate and develop new products; the ability to obtain donor cadavers for products; the ability to engage and retain qualified technical personnel and members of the Company’s management team; the availability of Company facilities; government and third-party coverage and reimbursement for Company products; the ability to obtain regulatory approvals; the ability to successfully integrate recent and future business combinations or acquisitions; the ability to use net operating loss carry-forwards to offset future taxable income; the ability to deduct all or a portion of the interest payments on the notes for U.S. federal income tax purposes; the ability to service Company debt; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights; infringement and ownership of intellectual property; the ability to remain accredited with the American Association of Tissue Banks; influence by Company management; the ability to pay dividends; and the ability to issue preferred stock; and other factors.

Additional risk factors are listed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors.” The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

CG CAPITAL

877.889.1972

investorrelations@cg.capital

cg.capital

XTANT MEDICAL HOLDINGS, INC.

Consolidated Statement of Operations for the Three Months Ended March 31, 2017 and 2016

Unaudited

	For the Three Months Ended Mar 31,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Orthopedic Product Sales	$21,996,315	99.6%	$20,808,035	99.2%
Other	86,354	0.4%	169,300	0.8%
Total Revenue	22,082,669	100.0%	20,977,335	100.0%

Cost of sales	6,557,602	29.7%	6,877,267	32.8%

Gross Profit	15,525,067	70.3%	14,100,068	67.2%

Operating Expenses
General and administrative	4,128,268	18.7%	3,484,712	16.6%
Sales and marketing	10,997,019	49.8%	10,512,966	50.1%
Research and development	698,635	3.2%	899,575	4.3%
Depreciation and amortization	1,280,965	5.8%	1,208,334	5.8%
Acquisition and Integration related expenses	0	0.0%	301,773	1.4%
Seperation related expenses	224,372	1.0%	0	0.0%
Non-cash consulting	144,723	0.7%	55,296	0.3%
Total Operating Expenses	17,473,981	79.1%	16,462,656	78.5%

Net Gain (Loss) from Operations	(1,948,913)	-8.8%	(2,362,588)	-11.3%

Other Income (Expense)
Interest expense	(3,400,389)	-15.4%	(2,827,174)	-13.5%
Change in warrant derivative liability	170,031	0.8%	18,690	0.1%
Other income (expense)	12,344	0.1%	(425,000)	-2.0%

Total Other Income (Expense)	(3,218,014)	-14.6%	(3,233,484)	-15.4%

Net Gain (Loss) from Operations Before Benefit (Provision) for Income Taxes	(5,166,927)	-23.4%	(5,596,072)	-26.7%

Benefit (Provision) for Income Taxes
Current	0	0.0%	0	0.0%
Deferred	0	0.0%	0	0.0%

Net Income (Loss)	$(5,166,927)	-23.4%	$(5,596,072)	-26.7%

Net Income (loss) per share:
Basic	($0.29)		($0.47)
Dilutive	($0.29)		($0.47)

Shares used in the computation:
Basic	17,933,315		11,897,601
Dilutive	17,933,315		11,897,601

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	For the Three months ended March 31,
	2017	2016
Operating activities:
Net loss	$(5,166,929)	$(5,596,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,071,337	1,779,986
Non-cash Interest	3,151,227	2,822,980
Non-cash consulting expense/stock option expense	230,424	136,079
Provision for losses on accounts receivable and inventory	312,588	(72,313)
Change in derivative warrant liability	(170,031)	(18,690)
Changes in operating assets and liabilities:
Accounts receivable	2,536,242	328,290
Inventories	261,189	(1,144,652)
Prepaid and other assets	(648,769)	(235,779)
Accounts payable	(1,743,541)	3,734,694
Accrued liabilities	(397,532)	(707,214)
Net cash used in operating activities	436,205	1,027,309

Investing activities:
Purchases of property and equipment and intangible assets	(310,078)	(2,718,985)
Net cash used in investing activities	(310,078)	(2,718,985)
Financing activities:
Payments on capital leases	(62,978)	(7,985)
Net proceeds from the issuance of stock	(154,577)	0
Net cash provided by financing activities	(217,555)	(7,985)

Net change in cash and cash equivalents	(91,428)	(1,699,661)
Cash and cash equivalents at beginning of period	2,578,267	6,368,016
Cash and cash equivalents at end of period	$2,486,839	$4,668,355

XTANT MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2017 (Unaudited) and As of December 31, 2016 (Audited)

	As of Mar. 31,	As of Dec. 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,486,839	$2,578,267
Trade accounts receivable, net of allowance for doubtful accounts of $1,635,385 and $2,579,634, respectively	16,320,038	18,991,872
Inventories, net	26,359,272	26,266,457
Prepaid and other current assets	1,651,187	1,149,615
Total current assets	46,817,336	48,986,211

Non-current inventories	440,853	971,854
Property and equipment, net	15,219,725	15,840,730
Goodwill	41,534,626	41,534,626
Intangible assets, net	34,800,556	35,940,810
Other assets	874,561	827,374
Total Assets	$139,687,657	$144,101,605

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$8,896,188	$10,471,944
Accounts payable - related party	472,657	640,442
Accrued liabilities	8,815,400	8,982,187
Revolving Line of Credit	10,293,706	10,448,283
Warrant derivative liability	163,582	333,613
Current portion of capital lease obligations	259,027	244,847
Total current liabilities	28,900,560	31,121,317
Long-term Liabilities:
Capital lease obligation, less current portion	754,994	832,152
Long term convertible debt, less current portion	70,636,665	68,937,247
Long-term debt, less current portion	51,069,961	50,284,187
Total Liabilities	151,362,180	151,174,903

Commitments and Contingencies
Stockholders' Equity
Preferred stock	0	—
Common stock	18	17
Additional paid-in capital	86,026,911	85,461,210
Accumulated deficit	(97,701,452)	(92,534,524)
Total Stockholders’ Equity (Deficit)	(11,674,523)	(7,073,297)

Total Liabilities & Stockholders’ Equity	$139,687,657	$144,101,606

XTANT MEDICAL HOLDINGS, INC.

Calculation of Consolidated EBITDA for the Three Ended March 31, 2017 and 2016

Unaudited

	For the three months ended March 31,
	2017	2016
Net Loss	(5,166,927)	(5,596,072)

Tax (Benefit) Provision	0	0
Other (Income) Expense	(12,344)	425,000
Change in warrant derivative liability	(170,031)	(18,690)
Interest expense	3,400,389	2,827,174
Seperation related expenses	224,372	0
Acquisition and Integration related expenses	0	301,773
Non-Cash Compensation	230,424	136,079
Depreciation & Amortization	2,071,337	1,779,987
EBITDA Gain (Loss)	577,220	(144,749)

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